UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 1, 2019

SELECT MEDICAL HOLDINGS CORPORATION

SELECT MEDICAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware Delaware	001-34465 001-31441	20-1764048 23-2872718
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4714 Gettysburg Road, P.O. Box 2034

Mechanicsburg, PA 17055

(Address of principal executive offices) (Zip Code)

(717) 972-1100

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	SEM	New York Stock Exchange (NYSE)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether either registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if either registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

Select Medical Corporation (“Select Medical”) issued a redemption notice pursuant to the Indenture, dated as of May 28, 2013 (the “2021 Indenture”), among Select Medical, the guarantors party thereto, and U.S. Bank National Association (the “Trustee”), governing its 6.375% Senior Notes due June 1, 2021 (the “Senior Notes due 2021”) to redeem all of the outstanding Senior Notes due 2021. As of June 30, 2019, Select Medical had $710.0 million aggregate principal amount of Senior Notes due 2021 outstanding. On August 1, 2019, Select Medical deposited sufficient funds with the Trustee under the 2021 Indenture to redeem all of the outstanding Senior Notes due 2021 on August 30, 2019 (the “Redemption Date”) at a redemption price of 100.000% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date (the “Redemption Price”). On the date of the deposit of the Redemption Price, the 2021 Indenture was satisfied and discharged. On the Redemption Date, the Redemption Price will be paid to the holders of the Senior Notes due 2021. Select Medical funded the Redemption Price with a portion of the net proceeds from the issuance and sale of Select Medical’s $550.0 million aggregate principal amount of its 6.250% Senior Notes due 2026 and a portion of the proceeds from a $500.0 million incremental term loan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

SELECT MEDICAL HOLDINGS CORPORATION
SELECT MEDICAL CORPORATION

Date: August 5, 2019	By:	/s/ Michael E. Tarvin
Michael E. Tarvin
Executive Vice President, General Counsel and Secretary